Exhibit 99.1

Hexion Specialty Chemicals, Inc.
180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Announces Preliminary First Quarter 2009 Results

Company Remains Focused on Achieving Cost-Cutting Actions in Response

to Challenging Market Conditions

COLUMBUS, Ohio – (April 20, 2009) – Hexion Specialty Chemicals, Inc. today announced preliminary results for the first quarter ended March 31, 2009.

As expected, first quarter 2009 volumes and operating margins continued trends experienced late in 2008. Hexion now expects to post sales of approximately $900 million, operating income of $5 million to $15 million and Segment EBITDA (earnings before interest, taxes, depreciation and amortization) of $55 million to $62 million in the first quarter of 2009. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to the closest GAAP calculation later in this release.)

The Company recorded revenues of $1.64 billion, operating income of $83 million and Segment EBITDA of $154 million in the first quarter of 2008.

Hexion expects to be in compliance with all of the terms of its outstanding indebtedness, including the financial covenants, at the end of the first quarter of 2009. Hexion estimates that its net debt was approximately $3.45 billion at the quarter ended March 31, 2009, down from $3.73 billion at December 31, 2008. The Company also estimates that it had liquidity of approximately $420 million as of March 31, 2009, which is comprised of cash plus available borrowings under its credit facilities and includes the commitment from certain affiliates of Apollo Management.

“Our volumes remained weak in the first quarter of 2009, declining 11 percent from the fourth quarter of 2008,” said Craig O. Morrison, Chairman, President and CEO. “However, first quarter 2009 EBITDA improved sequentially when compared to the fourth quarter of 2008 demonstrating the effectiveness of our ongoing cost reduction initiatives. In addition, our disciplined focus on cash management improved net working capital during the first quarter of 2009. The Company also reduced its total debt during the first quarter of 2009 through repurchases of debt securities. As a result, the Company was able to reduce its net debt by approximately $300 million, while maintaining its liquidity in excess of $400 million.”

Hexion previously announced that it was implementing multiple initiatives to reduce costs and improve efficiencies throughout its global operations. In the first quarter of 2009, the Company also finalized plans for approximately $50 million in additional productivity initiatives. Hexion estimates that these cost reduction activities will occur over the next nine to 15 months.

As previously announced, the Board of Directors has authorized Hexion from time to time to retire or purchase a portion of the Company’s outstanding debt securities through cash purchases, in open market purchases, privately negotiated transactions or otherwise. In the first quarter of 2009, Hexion purchased approximately $196 million in face value of its outstanding debt securities for approximately $26 million. In the first quarter of 2009, Hexion will record a gain of approximately $170 million as a result of paying down portions of its outstanding debt for amounts less than face value. Of the $196 million in face value of repurchased debt securities, the Company purchased: approximately $92 million in face value of its 9.75% second-priority senior secured notes due 2014; approximately $80 million in face value of its floating rate second-priority senior secured notes due 2014 and approximately $24 million in face value of various unsecured debentures due 2016 and beyond. Hexion expects annual cash interest savings of $16 million.

In addition, after the quarter closed, Hexion purchased $180 million of Hexion LLC outstanding debt securities for approximately $23 million.

Hexion expects filing a more detailed press release regarding its first quarter 2009 results on Form 8-K as well as filing its Form 10-Q for the three months ended March 31, 2009 in early May 2009 with an accompanying investor conference call to follow shortly thereafter.

Reconciliation of Segment EBITDA to Operating Income

Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and certain non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Segment EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles, or GAAP, and the company’s calculation and use of this measure may differ from those of other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity and should not be considered an alternative to operating income under GAAP for purposes of evaluating the Company’s results of operations, prepared in accordance with GAAP.

	Three months ended March 31, 2009		Three months ended March 31, 2008
	Low	High
Segment EBITDA	$55	$62	$154

Reconciliation:
Items not included in Segment EBITDA
Terminated merger costs and integration costs	24	24	(16)
Non-cash charges	(4)	(4)	(8)
Other unusual items	(27)	(24)	5

Total adjustments	(7)	(4)	(19)
Earnings from unconsolidated entities	—	—	(1)
Net income attributable to noncontrolling interest	1	1	1
Depreciation and amortization	(44)	(44)	(52)

Operating income	$5	$15	$83

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2008 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as the current credit crises and economic downturn and their related impact on liquidity and an interruption in the supply of or increased pricing of raw materials due to natural disasters; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2008 Annual Report on Form 10-K, and our other reports, with the SEC.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals

+1 614 225 4127

peter.loscocco@hexion.com

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